EXHIBIT B-4(i)(10)

          THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                 PRUCO LIFE INSURANCE COMPANY
                 c/o Prudential Capital Group
            1114 Avenue of the Americas, 30th Floor
                      New York, NY  10036


                                   January 21, 2000


GOLD KIST INC.
244 Perimeter Center Parkway, N.E.
Atlanta, Georgia  30346
Attention:  Mr. Steven O. West,
           Treasurer

Ladies and Gentlemen:

     Reference is made to each of the following agreements:

           (i) that certain Note Purchase and Private Shelf Agreement dated as of February 11, 1997 between Gold Kist, Inc. (the "Company") and The Prudential Insurance Company of America ("Prudential"), as previously amended; and

          (ii) that certain Note Agreement dated as of June 3, 1991, between the Company and Prudential, as previously amended. Both of the foregoing agreements being hereinafter referred to collectively as the "Note Agreements". Pursuant to paragraph 11C of each of the Note Agreements:

1.   Amendments.

     Pursuant to paragraph 11C of each of the Note Agreements, the Company and Prudential hereby agree that each of the Note
Agreements shall be amended as follows:

     1.1.  Paragraph 6A(b).  Paragraph 6A(b) of  each  of  the
     Note Agreements is hereby amended in its entirety to read as follows:

           "(b) Minimum Consolidated Tangible Net Worth. The Company's Consolidated Tangible Net Worth (less any amount shown as "unrealized gain on marketable equity securities" on the Company's financial statements delivered pursuant to paragraph 5A) will (i) at no time prior to June 30, 1998 be less than $225,000,000, (ii) at no time after June 30, 1998 and prior to September 30, 1999 be less than $225,000,000 plus the sum of (X) 75% of the cumulative Reported Net Income of the Company and its Consolidated Subsidiaries during the period commencing on July 1, 1998 (taken as one accounting period), calculated quarterly at the end of each Fiscal Quarter, and (Y) 100% of the cumulative Net Proceeds of Capital Stock received during any period after the Closing Date, but excluding from such calculations of Reported Net Income for purposes of this clause any Fiscal Quarter in which the Reported Net Income of the Company and its Consolidated Subsidiaries is negative and (iii) thereafter, at no time be less than $255,000,000 plus the sum of (X) 50% of the cumulative Reported Net Income of the Company and its Consolidated Subsidiaries during the period commencing on January 1, 2000 (taken as one accounting period), calculated quarterly at the end of each Fiscal Quarter, and (Y) 100% of the cumulative Net Proceeds of Capital Stock received (excluding unrealized gains, if any, on publicly traded equity securities) during any period after the Closing Date, but excluding from such calculations of Reported Net Income for purposes of this clause any Fiscal Quarter in which the Reported Net Income of the Company and its Consolidated Subsidiaries is negative.

1.2  Paragraph  6A(d).  Paragraph 6A(d) of each  of  the  Note
     Agreements is hereby amended in its entirety to read as follows.

           (d) Fixed Charge Coverage. The Company shall not permit the ratio of (i) EBIT plus Consolidated Lease Expense, in each case for the period of four fiscal quarters of the Company most recently ended at such time, to (ii) Consolidated Interest Expense plus Consolidated Lease Expense for such period, to be less than the ratio set forth opposite the relevant fiscal quarter in the following table:

               Fiscal Quarter                Ratio

               June 30, 1999 through
                 September 30, 1999          1.50

               December 31, 1999             1.45

               March 31, 2000                1.35

     In addition, commencing with the fiscal quarter ending June 30, 2000, the Company shall not permit the ratio of
     (i) EBIT plus Consolidated Lease Expense, in each case for the period of eight fiscal quarters of the Company most recently ended at such time, to (ii) Consolidated Interest Expense plus Consolidated Lease Expense for such period to be less than 1.75 to 1.00.

1.3  Paragraph  6A(e).  Paragraph 6A(e) of each  of  the  Note
     Agreements is hereby amended in its entirety to read as follows:

           "(e) Senior Debt Coverage. The Company shall not permit the ratio of (a) Consolidated Senior Funded Debt to (b) EBITDA, for each fiscal quarter set forth below, calculated for the fiscal quarter then ending and the preceding three fiscal quarter, to be less than the ratio set forth opposite the relevant fiscal quarter in the following table:

               Fiscal Quarter                Ratio

               September 30, 1998 through
                 March 31, 1999              3.00

               June 30, 1999 through
                 September 31, 1999          2.75

               December 31, 1999 through
                  June 30, 2000              3.50

               September 30, 2000 and
                  Thereafter                 3.00

          For purposes of computing the ratio as of the end of
     the fiscal     quarter ending on September 30, 1998,
     EBITDA for such quarter and for the preceding two quarters shall be increased by $3,400,000.

1.4. Paragraph 6D. Paragraph 6D of each of the Note Agreements is hereby amended by (i) deleting the reference in subparagraph (q) to "$6,000,000" and substituting "$8,000,000" therefor, (ii) deleting the word "and" at the end of subparagraph (u), (iii) deleting the period at the end of subparagraph (v) and replacing it with "; and," and (iii) adding the following subparagraph at the end of paragraph 6D:

                "(w) money market funds which invest only in investments described in clauses (c) through (h)
     above; any such money market funds which provide for demand withdrawals being conclusively deemed to satisfy any maturity requirement for investments set forth herein; and


1.5. Paragraph  6K.   Paragraph  6K  of  each  of   the   Note
     Agreements is hereby amended in its entirety to read as follows:

                     "6K.  Capital Expenditures.  The  Company
          and its Subsidiaries shall not, on a consolidated basis, directly or indirectly, make Capital Expenditures in the aggregate (i) in its fiscal year ending June 30, 1998, exceeding $84,000,000, (ii) in its fiscal year ending June 30, 1999, exceeding $45,000,000 less the amount (if any) by which the Company's fiscal year 1998 Capital Expenditures exceeded  $70,000,000,  (iii)  in  its  fiscal  year
          ending  June 30, 2000,  exceeding $75,000,000,  (iv)
          in its fiscal year ending June 30, 2001, exceeding $45,000,000 plus the amount (if any) by which the Company's fiscal year 2000 Capital Expenditures were less than $75,000,000, (v) in its fiscal year ending June 30, 2002, exceeding $45,000,000 plus the amount (if any) by which the Company's fiscal year 2001 Capital Expenditures were less than the amount permitted under (iv) above, and (vi) in any fiscal year thereafter, exceeding $45,000,000 plus the amount, (if any) , up to $15,000,000 by which the Company's Capital Expenditures for the previous fiscal year were less than the amount permitted hereunder.

2. The amendments set forth herein shall become effective as of December 24, 1999 upon the full execution and delivery to the Prudential of this letter by the Company.

3. This amendment shall not be deemed to amend, modify or waive any other provision of the Note Agreements and shall not serve as an amendment, modification or waiver of any other terms and conditions of the Note Agreements. All of the terms and conditions of the Note Agreements shall remain in full force and effect, except as and to the extent amended above.

If the foregoing accurately sets forth our understanding, please sign each copy of this letter enclosed and return one to Prudential, whereupon this letter shall be a binding agreement between Prudential, and the Company, with respect to the Note Agreements.

                                   Very truly yours,


                                   THE PRUDENTIAL INSURANCE
                                   COMPANY OF AMERICA


                                   By:/s/ Robert R. Derrick
                                   Name: Robert R. Derrick
                                   Title:  Vice President



Agreed and accepted
this 28 day of January , 2000

GOLD KIST, INC

By: /s/ Stephen O. West
Name: Stephen O. West
Title:  Chief Financial Officer and Treasurer



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